EXHIBIT 8A(iii)


                             SECOND MODIFICATION TO
                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT


         This SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT, made this 1st day of July, 1997, by and between Rushmore Trust and Savings, FSB ("Rushmore") and AmericasBank ("AmericasBank"). Witnesseth:

         WHEREAS, by Branch Purchase and Assumption Agreement dated May 31, 1996, as modified on January 31, 1997 (collectively, the Branch Purchase Agreement), Rushmore intends to sell to AmericasBank, certain assets ("Assets") and AmericasBank intends to purchase the Assets and assume certain liabilities in connection therewith upon the terms and conditions therein set forth; and

         WHEREAS, the parties hereto desire to modify and clarify certain of the terms and conditions set forth in the Branch Purchase Agreement as hereinafter set forth.

         NOW THEREFORE, this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT Witnesseth, that for and in consideration of the mutual terms and conditions hereinafter set forth, and in further consideration of the sum of One Dollar ($1.00), the adequacy and payment of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Upon execution of this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT, AmericasBank shall pay to Rushmore in immediately available funds the sum of Twenty Thousand Dollars ($20,000), so that the dollar amount of the deposit referred to in the introductory sentence of Section 6.1 of the Branch Purchase Agreement hereby becomes Forty Thousand Dollars ($40,000).

2. Section 14(c) of the Branch Purchase Agreement is hereby modified as follows:

         "(c) By the Board of Directors of AmericasBank or Rushmore, or the proper officers of either party acting pursuant to the authority of their respective Board of Directors, if the Closing has not occurred on or before July 31, 1997."

3. The dollar amount of the deposit referred to in Section 14.5 of the Branch Purchase Agreement is hereby changed to Forty Thousand Dollars ($40,000).

4. All of the remaining terms and conditions of the Branch Purchase Agreement shall remain unchanged and in full force and effect. The Parties hereto identify this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT to be a part of the Branch Purchase Agreement, and, in the event of any conflict between the provisions of the Branch Purchase Agreement and this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT, then this SECOND


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         MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT shall supersede the provisions of the Branch Purchase Agreement so modified, and the language of this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT shall prevail.

         IN WITNESS WHEREOF, the parties hereto have caused this SECOND MODIFICATION TO BRANCH PURCHASE AND ASSUMPTION AGREEMENT to be duly executed by their respective representatives thereunto duly authorized, as of the date first above written.


                                       RUSHMORE TRUST AND SAVINGS, FSB

                                              /s/ Linda Paisley
                                       By:  _______________________________
                                              Linda Paisley
                                              Chief Executive Officer


                                       AMERICASBANK

                                              /s/ J. Clarence Jameson, III
                                       By:  _______________________________
                                              J. Clarence Jameson, III

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